Exhibit 99.1
INVESTOR RELATIONS CONTACT:
Steve Barnhart,
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE:
March 12, 2013
SEARS HOMETOWN AND OUTLET STORES, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FULL YEAR 2012 RESULTS
HOFFMAN ESTATES, Ill. - Sears Hometown and Outlet Stores, Inc. (NASDAQ: SHOS) today reported preliminary, unaudited results for its fourth fiscal quarter and fiscal year ended February 2, 2013.
Results for the fourth quarter included:

•	Operating income increased 40.2% to $17.3 million

•	EPS increased 23.5% to $0.42

•	Adjusted EBITDA decreased 23.3% to $19.9 million

•	Comparable store sales decreased 0.5%
Results for the full year included:

•	Operating income increased 80.1% to $99.5 million

•	EPS increased 81.8% to $2.60

•	Adjusted EBITDA increased 35.7% to $109.8 million

•	Comparable store sales increased 0.6%

The fiscal year for SHO ends on the Saturday nearest the end of January; therefore, fourth quarter and fiscal year 2012 included an extra week (the 53rd week) compared to 2011. The 53rd week is not included in comparable store sales calculations. We operate through two segments--our Sears Hometown and Hardware segment ("Hometown") and our Sears Outlet segment ("Outlet").

Bruce Johnson, Chief Executive Officer and President, said, "The holiday season is traditionally less meaningful for our company than it is for many retailers as the majority of the types of products we sell are not typically thought of as holiday gifts. Nevertheless, we were pleased with our November and December results. We did, however, see some softening of the business in January. In the quarter, we made substantial progress toward the planned exit of consumer electronics in an additional 589 stores. Space freed up from this initiative will be reallocated to more productive merchandise categories during the current quarter. Excluding consumer electronics, comparable store sales increased 1.1%, led by appliances and mattresses. We opened 16 stores and closed 8. As described below, there were a number of one time items, both positive and negative, in the fourth quarters of 2011 and 2012. These items, in addition to the ongoing costs of operating as a standalone company following our separation from Sears Holdings Corporation in October 2012, which costs were not incurred in 2011, should be considered when comparing year-on-year operating performance."
Fourth Quarter Results

Net sales in the fourth quarter of 2012 increased $40.1 million, or 6.8%, to $631.2 million from the fourth quarter of 2011. This increase was primarily due to sales of $36.5 million in the 53rd week. Comparable store sales declined 0.5% in the fourth quarter of 2012 compared to the fourth quarter of 2011 with a 0.8% increase in Hometown and a 4.8% decrease in Outlet. Excluding consumer electronics, comparable stores sales increased by 1.1% overall and increased 2.6% in Hometown. Comparable store sales in Outlet were negatively impacted in the quarter by the level and mix of inventories in appliances, especially in the high value refrigeration product lines.

Gross margin was $156.3 million, or 24.8% of net sales, in the fourth quarter of 2012, compared to $138.2 million, or
23.4% of net sales, in the fourth quarter of 2011. The 140 basis point increase in gross margin rate was primarily driven by $8.9 million of fourth quarter 2011 store closing and severance charges, lower occupancy costs resulting from the conversion of company-operated stores to franchisee-operated stores and improved delivery margins. Gross margin in the fourth quarter of 2012 was also impacted favorably by approximately $1.5 million due to a change in the timing of recognition of warranty expenses. This resulted from an arrangement regarding the costs of warranty services provided by Sears Holdings that was negotiated in conjunction with the company's separation from Sears Holdings ("the Separation"), and was different than the arrangement that was in effect for the fourth quarter of 2011. These increases were partially offset by a $5.1 million favorable change in estimate for warranty reserves in the fourth quarter of 2011, a 44 basis point unfavorable impact from consumer electronics clearance activity in the fourth quarter of 2012, and a $2.6 million decline in initial franchise revenues in the fourth quarter of 2012. Outlet gross margins were negatively impacted by the level and mix of inventories in appliances, especially in the high value refrigeration product lines. In addition, gross margins were unfavorably impacted by $1.2 million primarily due to additional occupancy costs as a result of operating as an independent public company since the Separation.

Selling and administrative expenses increased to $136.4 million, or 21.6% of net sales, in the fourth quarter of 2012 from $123.1 million, or 20.8% of net sales, in the prior year quarter. The increase in expenses was primarily due to higher owner commissions in Hometown related to the conversion of company-operated stores to franchisee-operated stores, additional selling and administrative expenses for the 53rd week, approximately $2.9 million in incremental cost related to operating as an independent public company and additional marketing investments. These increases were partially offset by lower payroll and benefits, which resulted from the franchise conversions. Also, prior year expenses included $2.0 million in expense for store closing and severance charges.

Operating income increased to $17.3 million in the fourth quarter of 2012 compared to $12.3 million in the fourth quarter of 2011. The $5.0 million increase was primarily due to higher sales and a higher gross margin rate partially offset by higher selling and administrative expenses, as noted above. The estimated impact of the 53rd week on operating income was $3.1 million.
Full Year Results
Net sales for fiscal year 2012 increased $109.4 million, or 4.7%, to $2.5 billion from fiscal year 2011. This increase in sales was driven by the impact of the 53rd week, a 0.6% increase in comparable store sales, new stores and an increase in delivery revenues. The comparable store sales increase was driven by a 1.0% increase in Hometown and a 0.8% decrease in Outlet.
Gross margin was $613.4 million or 25.0% of sales in 2012, compared to $523.7 million or 22.3% of sales in 2011. The 270 basis point increase in gross margin primarily resulted from $12.1 million of store closing reserve charges in 2011, lower occupancy costs due to franchising company operated stores, improved delivery margins, and higher income from outlet merchandise liquidated via a third party. The 270 basis point increase also reflected approximately $3.8 million in warranty expense timing benefit in the third and fourth quarters of 2012, and $3.7 million in benefit in the first and second quarters of 2012 from the impact of store closing reserves established in 2011. These favorable impacts were partially offset by $7.2 million of warranty reserve estimate changes, which resulted from a $5.1 million reduction in reserves in the fourth quarter of 2011 and a $2.1 million increase in reserves in 2012. In addition, gross margins were unfavorably impacted by $1.4 million primarily due to additional occupancy costs as a result of operating as an independent public company since the Separation. For the full fiscal years, initial franchise revenues added $11.2 million to gross margin in 2012 and $11.6 million in 2011.
Selling and administrative costs increased to $504.4 million, or 20.6% of sales, in 2012 as compared to $458.6 million, or 19.6% of sales in 2011. This increase primarily resulted from higher owner commissions in Hometown related to the conversion of company-operated stores to franchisee-operated stores, the 53rd week, additional marketing investments and an estimated $3.6 million in higher costs from operating as an independent public company since the Separation. These increases were partially offset by a decrease in payroll and benefits, which also resulted from the franchise conversions. Additional offsets to the increase include $0.8 million in store closing and severance costs in 2012 compared to $3.8 million in 2011.

Full year operating income increased to $99.5 million in 2012 compared to $55.3 million in 2011. The $44.2 million increase is primarily due to the higher sales and the higher gross margin rate partially offset by higher selling and administrative expenses as noted above. A portion of the higher gross margin rate and the increased selling and administrative expenses resulted from the sale of additional stores to franchisees. When a company operated store is sold to a franchisee it reduces the company's cost of occupancy, which is reflected in cost of sales and occupancy, and increases the company's commission payments, which are reflected in selling and administrative expense.
Financial Position

We had $20.1 million in cash and cash equivalents as of February 2, 2013 and $0.7 million as of January 28, 2012. The increase in cash and cash equivalents over January 2012 primarily resulted from $121.6 million in operating cash flows due to improved net income and lower working capital requirements. The lower working capital requirements primarily resulted from more favorable payment terms from Sears Holdings that were negotiated as part of the Separation. $20 million of the increase in cash and cash equivalents resulted from borrowings under the company's credit facilities. The primary uses of cash were a $100 million cash dividend paid to Sears Holdings immediately prior to the Separation, $12.3 million related to the settlement of net payables due to Sears Holdings at the time of the Separation and $8.1 million of capital expenditures.

In connection with the Separation we entered into an asset-based senior secured revolving credit facility (the “Senior ABL Facility”) with a group of financial institutions that provides for maximum borrowings of $250 million. We drew $100 million on the Senior ABL Facility to fund the dividend to Sears Holdings. We reduced the outstanding balance on the Senior ABL Facility to $20.0 million at the end of the fourth quarter.

Merchandise inventories were $428.4 million at February 2, 2013 and $393.7 million at January 28, 2012. The $34.7 million increase was principally due to assortment expansion (primarily in mattresses, tools and cooking), an increase in the number of Outlet stores, increased receipts of home appliances from vendors in Outlet stores in January, and seasonal outdoor living purchases that occurred earlier in calendar year 2013 than in 2012.
Adjusted EBITDA

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we also use Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which excludes certain significant items as set forth below. Our management uses Adjusted EBITDA, among other factors, for evaluating the operating performance of our business for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•
Other significant items, while periodically affecting our results, may vary significantly from period to period and may have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated:

	14 Weeks Ended vs 13 Weeks Ended		53 Weeks Ended vs 52 weeks Ended
Thousands	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net income	$9,660	$7,904	$60,080	$33,056
Income tax expense	7,211	5,209	39,900	21,727
Other income	(385)	(195)	(1,354)	(422)
Interest expense (income)	788	(595)	899	913
Operating income	17,274	12,323	99,525	55,274
Depreciation	2,658	2,816	9,474	9,774
Store closing charges and severance costs	—	10,860	797	15,871
Adjusted EBITDA	$19,932	$25,999	$109,796	$80,919

Forward-Looking Statements
This news release contains forward-looking statements (the “forward looking statements”). The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. Forward-looking statements include, without limitation, information concerning our future financial performance, business strategy, plans, goals and objectives. The forward-looking statements are based upon the current beliefs and expectations of our management. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the company has not completed preparation of its audited financial statements for the year ended February 2, 2013 and the preliminary results reported in this news release may be subject to adjustments and could change materially; our continued reliance on Sears Holdings for most products and services that are important to the successful operation of our business; our potential need to depend on Sears Holdings beyond the expiration or earlier termination by Sears Holdings of certain of our agreements with Sears Holdings; our ability to offer merchandise and services that our customers want, including those under the KENMORE®, CRAFTSMAN®, and DIEHARD® brands (which brands are owned by subsidiaries of Sears Holdings); the sale by Sears Holdings and its subsidiaries to other retailers that compete with us of major home appliances and other products branded with the Kenmore, Craftsman, or DieHard brands; the willingness and ability of Sears Holdings to fulfill its contractual obligations to us; our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities; competitive conditions in the retail industry; worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships; the fact that our past performance generally, as reflected on our historical financial statements, may not be indicative of our future performance as a result of, among other things, the consolidation of Hometown and Outlet into a single business entity, the Separation, operating as a standalone business entity, and the impact of increased costs due to a decrease in our purchasing power following the Separation and other losses of benefits associated with being wholly owned by Sears Holdings and its subsidiaries prior to the Separation; our agreements related to the Separation and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received different terms from unaffiliated third parties; limitations and restrictions in the Senior ABL Facility and related agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms; our dependence on independent dealers and independent franchisees to operate their stores profitably and in a manner consistent with our concepts and standards; our dependence on sources outside the U.S. for significant amounts of our merchandise inventories; impairment charges for goodwill or fixed-asset impairment for long-lived assets; our ability to attract, motivate and retain key executives and other employees; the impact of increased costs associated with being a public company; our ability to maintain effective internal controls as a public company; our ability to realize the benefits that we expect to achieve from the Separation; low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; the impact on our common stock and our overall performance as a result of our principal stockholders' ability to exert control over us; and other risks, uncertainties, and factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. We intend the forward-looking statements to speak only as of the date of this news release, and we do not undertake to update or revise the forward-looking statements as more information becomes available.
About Sears Hometown and Outlet Stores, Inc.

Sears Hometown and Outlet Stores, Inc. is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. Our Hometown stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods and household goods, depending on the particular format. Our Outlet stores are designed to provide our customers with in-store and online access to new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked, and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, sporting goods and tools at prices that are significantly lower than manufacturers' suggested retail prices. As of February 2, 2013, we and our dealers and franchisees operated 1,245 stores across all 50 states as well as in Puerto Rico and Bermuda. Our principal executive offices are located at 5500 Trillium Boulevard, Suite 501, Hoffman Estates, Illinois 60192 and our telephone number is (847) 286-7000.

* * * * *

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	14 Weeks Ended vs 13 Weeks Ended		53 Weeks Ended vs 52 weeks Ended
Thousands, except per share amounts	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
NET SALES	$631,161	$591,023	$2,453,606	$2,344,199
COSTS AND EXPENSES
Cost of sales and occupancy	474,860	452,822	1,840,207	1,820,516
Selling and administrative	136,369	123,062	504,400	458,635
Depreciation	2,658	2,816	9,474	9,774
Total costs and expenses	613,887	578,700	2,354,081	2,288,925
Operating income	17,274	12,323	99,525	55,274
Interest income (expense)	(788)	595	(899)	(913)
Other income	385	195	1,354	422
Income before income taxes	16,871	13,113	99,980	54,783
Income tax expense	(7,211)	(5,209)	(39,900)	(21,727)
NET INCOME	$9,660	$7,904	$60,080	$33,056

NET INCOME PER COMMON SHARE
ATTRIBUTABLE TO STOCKHOLDERS

Basic:	$0.42	$0.34	$2.60	$1.43
Diluted:	$0.42	$0.34	$2.60	$1.43

Basic weighted average common shares outstanding (1)	23,100	23,100	23,100	23,100
Diluted weighted average common shares outstanding (1)	23,100	23,100	23,100	23,100

(1) 23,100,000 shares outstanding effective upon completion of the Separation are used for all periods prior to the Separation.

Sears Hometown and Outlet Stores, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

Thousands	February 2, 2013	January 28, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,068	$694
Accounts receivable	10,986	9,006
Merchandise inventories	428,437	393,658
Prepaid expenses and other current assets	14,321	2,163
Total current assets	473,812	405,521
PROPERTY AND EQUIPMENT, net	53,383	59,996
GOODWILL	167,000	167,000
LONG-TERM DEFERRED TAXES	69,001	8,368
OTHER ASSETS	22,607	10,953
TOTAL ASSETS	$785,803	$651,838
LIABILITIES
CURRENT LIABILITIES
Short-term borrowings	$20,000	$—
Payable to Sears Holdings Corporation	79,491	—
Accounts payable	31,830	17,156
Other current liabilities	83,211	75,235
Current portion of capital lease obligations	1,463	2,061
Deferred income taxes	—	13,733
Total current liabilities	215,995	108,185
CAPITAL LEASE OBLIGATIONS	769	1,937
OTHER LONG-TERM LIABILITIES	2,752	3,610
TOTAL LIABILITIES	219,516	113,732
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Common stock: $.01 par value;	231	—
Authorized shares: 400,000
Issued shares: 23,100
Outstanding shares: 23,100
Capital in excess of par value	556,575	—
Retained earnings	9,481	—
Divisional Equity, prior to the Separation	—	538,106
TOTAL STOCKHOLDERS' EQUITY	566,287	538,106
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$785,803	$651,838

Sears Hometown and Outlet Stores, Inc.
Segment Results
(Unaudited)

Hometown
	14 Weeks Ended vs 13 Weeks Ended		53 Weeks Ended vs 52 weeks Ended
Thousands, except for number of stores	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales	$486,046	$460,020	$1,889,263	$1,838,797
Comparable store sales %	0.8%	(7.1)%	1.0%	(6.1)%
Cost of sales and occupancy	367,152	360,288	1,433,880	1,463,636
Gross margin	118,894	99,732	455,383	375,161
Margin rate	24.5%	21.7%	24.1%	20.4%
Selling and administrative	106,936	94,953	394,335	356,351
Selling and administrative expense as a percentage of net sales	22.0%	20.6%	20.9%	19.4%
Depreciation	1,235	1,161	3,658	4,083
Total costs and expenses	475,323	456,402	1,831,873	1,824,070
Operating income	$10,723	$3,618	$57,390	$14,727
Total Hometown stores			1,118	1,158

Outlet
	14 Weeks Ended vs 13 Weeks Ended		53 Weeks Ended vs 52 weeks Ended
Thousands, except for number of stores	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012
Net sales	$145,115	$131,003	$564,343	$505,402
Comparable store sales %	(4.8)%	13.1%	(0.8)%	8.7%
Cost of sales and occupancy	107,708	92,534	406,327	356,879
Gross margin	37,407	38,469	158,016	148,523
Margin rate	25.8%	29.4%	28.0%	29.4%
Selling and administrative	29,433	28,109	110,065	102,285
Selling and administrative expense as a percentage of net sales	20.3%	21.5%	19.5%	20.2%
Depreciation	1,423	1,655	5,816	5,691
Total costs and expenses	138,564	122,298	522,208	464,855
Operating income	$6,551	$8,705	$42,135	$40,547
Total Outlet stores			127	116